Exhibit 10.39

Termination of Engagement Letter

This agreement (the “Agreement”) dated as of November 23, 2010, shall set forth the arrangement between Oppenheimer & Co. Inc. (“Oppenheimer”), and SyntheMed, Inc. (the “Company”), with respect to the proposed termination of that certain letter-agreement between Oppenheimer and the Company dated as of October 20, 2009 (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings afforded them in the Letter Agreement.

1.           Subject to the terms hereof, the Company and Oppenheimer acknowledge and agree that the Letter Agreement is hereby terminated effective as of the date hereof (except for the provisions thereof which shall survive termination as set forth below);

2.           It is hereby acknowledged that the Company is currently contemplating a merger or similar transaction with Pathfinder, LLC involving a change in control of the Company (the “Pathfinder Transaction”). In consideration of Oppenheimer agreeing to terminate the Letter Agreement, the parties hereby agree that, upon the consummation of the Pathfinder Transaction (and regardless of when such transaction is ultimately consummated), and in lieu of the payment of any other fee in respect thereof, the Company shall:

(i)
pay to Oppenheimer an alternative fee of $75,000 in cash; such fee to be paid on the later of the date of the consummation of the Pathfinder Transaction or on the closing of an equity offering by the Company raising a minimum of $3 million of gross proceeds, and in accordance with the wire instructions set forth on Annex A hereto: and

(ii)
issue to Oppenheimer 3,000,000 shares of the Company’s common stock (subject to adjustment for splits and the like). In addition, such issuance of common shares shall be affected in accordance with documentation in form and substance satisfactory to Oppenheimer and the Company.

3.           Notwithstanding the termination of the Letter Agreement, it is understood and agreed that the provisions of the Letter Agreement relating to indemnification and contribution, independent contractor, conflicts, confidentiality and waiver of the right to trial by jury shall survive such termination.

4.           Except with respect to those obligations set forth in this Agreement (including with respect to those provisions of the Letter Agreement listed in Section 3 above that expressly survive the termination thereof), Oppenheimer hereby irrevocably and unconditionally relieves and releases the Company from any obligation of the Company under the Letter Agreement including, without limitation, any obligation to pay Oppenheimer any financial advisory fee or other fee pursuant to the Letter Agreement.

5.           The validity, interpretation and enforcement of this Agreement matters arising out of or related to this Agreement or its making, performance or breach, and/or related matters will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein.

6.           The parties irrevocably submit to the exclusive jurisdiction of any court of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding concerning the validity, interpretation and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, and/or related matters

7.           Each of the parties hereto hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this Agreement.

8.           This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party. This Agreement may be executed in any number of counterparts delivered by facsimile or PDF, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument

Oppenheimer & Co. Inc.

By:	/s/ Kee Colen
Kee Colen
Managing Director

SyntheMed, Inc,

By:	/s/ Robert P. Hickey
Robert P. Hickey
Chief Executive Officer